Exhibit 99.2

Hexion Specialty Chemicals, Inc.

 180 East Broad Street

 Columbus, Ohio 43215

July 8, 2008

Huntsman Corporation

 500 Huntsman Way

 Salt Lake City, Utah 84108

 Attention: General Counsel

Dear Sam:

 Further to our letters dated July 2, 2008 and July 7, 2008, Hexion is in the process of engaging Gleacher Partners to provide advice and assistance to Hexion with respect to financing matters in relation to the Merger Agreement. A copy of the confidentiality agreement we have entered into with that firm is attached.

 We note that your July 4 letter did not grant the consent specifically requested in our July 2 letter, namely, consent “to (i) engage one or more other third-party financial institutions in connection with an Alternate Financing and (ii) provide confidential information and materials to such third-party financial institution(s), and to any potential financing source(s) identified by such third-party financial institutions.” We reiterate our request for this consent which is required pursuant to our June 1, 2007 confidentiality agreement.

 Section 5.12(c) of the Merger Agreement provides that “[i]f any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letter or the Commitment Letter shall be terminated or modified in a manner materially adverse to Parent for any reason, Parent shall use its reasonable best efforts to arrange to obtain alternative financing from alternative sources in an amount sufficient to consummate the Transactions (“ Alternate Financing “) …” As the materials Hexion has provided Huntsman demonstrate, completing the Merger based on the agreed upon capital structure would render the combined company insolvent. It is for this reason that Hexion does not believe in good faith that it will be able to obtain the Financing contemplated by the Commitment Letter on the terms described therein.

 The Merger Agreement provides a framework for addressing this situation, namely, Section 5.12(c), which provides that in such event, Hexion is required to use “its reasonable best efforts to take, or cause to be taken, all things necessary, proper or advisable to arrange promptly and consummate the Alternate Financing… on terms and conditions (including termination rights and funding conditions) no less favorable to Parent or Merger Sub than those included in the Commitment Letter.” The Merger Agreement contains no concept of “additional financing” as you have suggested, be it equity or otherwise, and Hexion has no obligation to seek such additional financing, as opposed to “Alternate Financing.”

 To be clear, the Commitment Letter has not been terminated and Hexion intends to comply with its obligations under the Merger Agreement with respect to the Financing. However, for the reasons noted above, Hexion does not believe that the Financing will be available and therefore believes it is necessary to pursue Alternate Financing. Accordingly, Hexion seeks Huntsman’s consent under the confidentiality agreement to permit Hexion to pursue Alternate Financing. If Huntsman does not grant this consent, Hexion cannot be held responsible for the failure to pursue Alternate Financing as would otherwise be required under the Merger Agreement.

 We would appreciate receiving Huntsman’s executed consent no later than 12:00 pm EDT, July 9, 2008. Please fax a copy of your consent to the undersigned at (614) 225-7299.

*****

 Nothing herein shall constitute a waiver of any rights or remedies available to Parent or Merger Sub under the Merger Agreement or applicable law.

HEXION SPECIALTY CHEMICALS, INC.

By:	/s/ William H. Carter
Name:	William H. Carter
Title:	Executive Vice President and
Chief Financial Officer

cc:	Jeffrey B. Floyd, Esq. (Vinson & Elkins L.L.P.)
John A. Marzulli, Jr. (Shearman & Sterling LLP)